                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.

                       Computation of Per Share Earnings
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

                                        Nine Months Ended          Three Months Ended
                                           September 30               September 30
                                        1997          1996          1997        1996
                                    -----------   -----------    ---------   ----------
Weighted average common shares
  and equivalents outstanding
  during the period:
    Common shares                     4,265,499     4,265,172    4,267,516    4,265,172
    Restricted stock rights              13,620                     12,746
    Stock options                         9,558                     12,624
                                    -----------   -----------    ---------   ----------
     Total                            4,288,677     4,265,172     4,292,886   4,265,172
                                    ===========   ===========    ==========  ==========
Net income                          $16,315,000   $17,611,000    $5,399,000  $5,597,000
                                    ===========   ===========    ==========  ==========
Net income per common share               $3.80         $4.13    $     1.25  $     1.31
                                    ===========   ===========    ==========  ==========

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